As filed with the Securities and Exchange Commission on October 1, 2020
Registration No. 333-222533

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 14 to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Jones Lang LaSalle Income Property Trust, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

333 West Wacker Drive
Chicago, Illinois 60606
(312) 897-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

C. Allan Swaringen
Chief Executive Officer and President
333 West Wacker Drive
Chicago, Illinois 60606
(312) 897-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Rosemarie A. Thurston
Jason W. Goode
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-222533
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

Explanatory Note
This Post-Effective Amendment No. 14 to the Registration Statement on Form S-11 (No. 333-222533) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II
Information Not Required in the Prospectus

Item 36.	Financial Statements and Exhibits.
(b)  Exhibits.
The following exhibit is filed as part of this registration statement:

Ex.	Description
23.4	Consent of RERC, LLC

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 1st day of October, 2020.

Jones Lang LaSalle Income Property Trust, Inc.

By:	/s/ C. Allan Swaringen
C. Allan Swaringen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

	Name	Title	Date

	/s/ C. Allan Swaringen	Chief Executive Officer (Principal Executive Officer)	October 1, 2020
C. Allan Swaringen

	/s/ Gregory A. Falk	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 1, 2020
Gregory A. Falk

	*	Chairman of the Board	October 1, 2020
Lynn C. Thurber

	*	Director	October 1, 2020
Virginia G. Breen

	*	Director	October 1, 2020
Jonathan B. Bulkeley

	*	Director	October 1, 2020
Jacques N. Gordon

	*	Director	October 1, 2020
R. Martel Day

	*	Director	October 1, 2020
Jason B. Kern

	*	Director	October 1, 2020
William E. Sullivan

*By:	/s/ C. Allan Swaringen	Attorney-in-Fact	October 1, 2020
C. Allan Swaringen